Exhibit 99.1

Press Release
For Immediate Release

OVERLAND STORAGE REPORTS
FISCAL 2007 SECOND QUARTER RESULTS

SAN DIEGO— January 25, 2007 — Overland Storage, Inc. (NasdaqNGS: OVRL) today reported financial results for its fiscal 2007 second quarter and six-month period ended December 31, 2006,  noting sequential quarterly revenue improvement and significant progress in returning manufacturing operations to San Diego.

Revenue for the fiscal 2007 second quarter was $46.8 million, compared with $60.6 million for the same period a year ago.  The company reported a net loss of $8.9 million, or $0.70 per share, for the fiscal 2007 second quarter compared with a net loss of $2.7 million, or $0.19 per share, for the same period a year earlier.

For the first six months of fiscal 2007, the company reported revenue of $88.6 million compared with $119.1 million for the same period in the prior fiscal year.  The net loss for the first half of fiscal 2007 was $28.9 million, or $2.25 per share, compared with a net loss of $5.6 million, or $0.40 per share, for the first half of fiscal 2006.  The current six-month period net loss included an $8.4 million, or $0.65 per share, charge related to the impairment of acquired technology.

The company noted that revenue for its fiscal 2007 second quarter increased 12 percent from the first fiscal quarter.  Sales to its branded customers climbed 23 percent over sales during the previous quarter, including a 62 percent increase in the EMEA region.  Additionally, sales to its OEM customers, which were projected to decline, were slightly ahead of the prior quarter and 20 percent above internal expectations.

“We are encouraged by the sequential revenue growth.  Sales of our flagship NEO SERIES® tape libraries improved 17 percent compared to the prior quarter and sales of our new ARCvault™ libraries are gaining traction, posting a 41 percent gain,” commented Scott McClendon, chairman of the board and interim president and chief executive officer of Overland Storage, Inc. “In addition, we have made significant progress in stabilizing our manufacturing operations, with improved delivery times and reduced backlogs.”

The gross margin percentage of 16.8 percent for the fiscal 2007 second quarter continued to be impacted by the outsourced manufacturing transition.  Startup costs for the new manufacturing lines in San Diego, including training of personnel and inefficiencies, resulted in nearly $1.8 million of under-absorbed manufacturing costs. The company anticipates that the transfer of manufacturing will be completed by mid-February with a goal to approach full-absorption of manufacturing costs in the fiscal

2007 fourth quarter.  McClendon emphasized the company’s commitment to high quality manufacturing and the importance of re-establishing its reputation within the industry.

Operating expenses of $17.1 million in the fiscal 2007 second quarter declined from $17.9 million in the same period a year ago, and were also down from $25.9 million in the fiscal 2007 first quarter, which included the $8.4 million impairment charge.  The company noted that expenses in the current quarter included approximately $1.1 million of non-recurring charges related to the October 2006 reduction-in-force and the November 2006 termination of its former president and chief executive officer.

In the fiscal 2007 second quarter, the company utilized $7.3 million of cash for increased inventories related to the return of manufacturing to San Diego, and $1.8 million for growth in receivables, which reflected the higher level of revenue for the quarter.  The balance of cash and short-term investments at the end of the quarter was $29.4 million.  McClendon elaborated, “We believe that inventories have peaked.  Once the transfer of manufacturing is complete, the company’s operations team will focus its attention on materials management and improving inventory turns.  And, as is the case with all newly engineered products, we will now turn our attention to reducing the manufacturing cost of Overland’s new ARCvault products in order to improve gross profit margins.”

In early November, McClendon was asked to return to the position of president and chief executive officer on an interim basis.  “My first mandate was to stabilize the company and improve our execution in manufacturing and new product introduction,” he added.  “At this point, I believe we have already made significant progress toward these goals.  As I stated earlier, the manufacturing transition is nearly complete and we are moving toward full absorption of costs.  Regarding product introduction, we are highly confident that the company can launch six new products before our 2007 fiscal year ends, enabling us to reap the benefits of the prolonged period of R&D investments.”

Nearly two years ago, Overland Storage commenced a major investment in new products addressing each tier of its three-tier strategy for the SMB storage market.  “To augment Overland’s core tape automation business, we developed the new ARCvault platform, launching the first two products in this family in July 2006,” said McClendon. “The next product is scheduled to launch in March 2007.  The REO SERIES® disk-based product is the company’s core second-tier storage offering.  We have continually upgraded the software, and this quarter we will launch two new versions of REO hardware, both RoHS-compliant, with a third to follow in our fourth fiscal quarter.  We expect that the introductions of these new versions will reinvigorate sales of this product line.  In primary storage, we will launch two new state-of-the-art SAS/SATA ULTAMUS RAID™ products, one in our fiscal 2007 third quarter, the other in the fourth quarter.”

“We are determined to rebuild the foundation of this company,” concluded McClendon.  “Overland is focused on improving gross profit margins, reducing spending levels and ensuring market acceptance of our new products.  We remain committed to a strategy of delivering affordable, enterprise-quality data protection appliances to the SMB market, which we believe will enable the company to return to profitability.”

About Overland Storage

Now in its 26th year, Overland Storage is a market leader and innovative provider of simply protected storage solutions — smart data protection appliances and software modules designed to work together, affordably, to ensure that information is automatically safe, readily available and always there. Overland’s award-winning data protection solutions include the REO SERIES of disk-based backup, recovery and VTL appliances; and the NEO SERIES and ARCvault SERIES tape automation solutions. Overland sells its products through leading OEMs, commercial distributors, storage integrators and value-added resellers. For more information, visit Overland’s web site at www.overlandstorage.com.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism and satisfaction with current prospects, as well as words such as “believe,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward looking. Such forward-looking statements are not guarantees of performance and the company’s actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include possible delays in new product introductions and shipments by the company including the new ULTAMUS and ARCvault product lines; possible delays in enhancements and new offerings in the company’s REO line; market acceptance of the company’s new product offerings; the timing and market acceptance of new product introductions by competitors; the speed at which HP transitions from the products it currently buys from the company to its next-generation products being purchased from another vendor; delays, unbudgeted expenses, inventory reserves, inefficiencies and production problems that may result from the company’s outsourced manufacturer, the termination of that relationship and the return of production to the company’s San Diego facility; the company’s ability to modify its products to comply with the new RoHS directive in the European Union; worldwide information technology spending levels; unexpected shortages of critical components; rescheduling or cancellation of customer orders; loss of a major customer; the timing and amount of licensing royalties; general competition and price pressures in the marketplace; the company’s ability to control costs and expenses; and general economic conditions. Reference is also made to other factors set forth in the company’s filings with the Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis” and other sections of the company’s Form 10-K currently on file with the SEC. These forward-looking statements speak only as of the date of this release and the company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Overland, Overland Storage, REO Series, REO, NEO Series, NEO, ARCvault Series, ARCvault and ULTAMUS are trademarks of Overland Storage, Inc.

Webcast: A live audio Webcast of Overland’s management conference call discussing second fiscal quarter results will be held beginning at 9:30 a.m. EST, January 25, 2007, and will be posted at www.overlandstorage.com.  Please provide adequate time to log on.  Following the broadcast, the conference call will be archived for future access on Overland’s website.

CONTACT INFORMATION:

Vernon A. LoForti, CFO	Cynthia Bond, Director of Corporate Communications
Email: vloforti@overlandstorage.com	Email: cbond@overlandstorage.com
858-571-5555	858-571-5555 x 4269

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- Financial Tables Follow -

OVERLAND STORAGE, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Net revenues	$46,760	$60,638	$88,587	$119,140
Cost of revenues	38,901	47,251	75,430	92,334
Gross profit	7,859	13,387	13,157	26,806

Operating expenses:
Sales and marketing	9,472	10,066	18,224	19,430
Research and development	4,167	4,173	9,048	8,597
General and administrative	3,435	3,702	7,274	7,710
Impairment of acquired technology	—	—	8,411	—
In-process research and development	—	—	—	1,121
Total expenses	17,074	17,941	42,957	36,858

Operating loss	(9,215)	(4,554)	(29,800)	(10,052)
Interest income, net	482	717	1,179	1,275
Other income, net	(227)	30	(322)	(14)
Loss before income taxes	(8,960)	(3,807)	(28,943)	(8,791)
Income taxes	(71)	(1,094)	(59)	(3,178)
Net loss	$(8,889)	$(2,713)	$(28,884)	$(5,613)

Loss per share:
Basic and diluted	$(0.70)	$(0.19)	$(2.25)	$(0.40)

Shares used in computing loss per share:
Basic and diluted	12,735	13,932	12,850	13,989

OVERLAND STORAGE, INC.
SELECTED BALANCE SHEET INFORMATION
(In thousands)

	December 31,	June 30,
	2006	2006
	(unaudited)
ASSETS
Cash and equivalents	$6,546	$20,315
Short term investments	22,864	42,197
Accounts receivable, net	31,845	30,321
Inventories	25,699	14,978
Other current assets	9,373	11,261
Total current assets	96,327	119,072
Property, plant and equipment, net	12,390	11,026
Other assets	4,682	14,671
Total assets	$113,399	$144,769

LIABILITIES & EQUITY
Current liabilities	$44,475	$42,691
Long-term debt	—	—
Other long-term liabilities	5,242	6,640
Shareholders' equity	63,682	95,438
Total liabilities and equity	$113,399	$144,769